Exhibit 99.1

MAM Software Reports Fiscal Third Quarter Results

Delivers Steady Progress; Increases Recurring Revenue to 81% of Total Revenue

BARNSLEY, England, May 16, 2016 /PRNewswire/ -- MAM Software Group, Inc. (NASDAQ Capital Market: MAMS) (the "Company" or "MAM"), a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries, announced the following financial results in accordance with U.S. generally accepted accounting principles (“GAAP”) for its third fiscal quarter ended March 31, 2016, through the filing on May 16, 2016 of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission:

(In thousands, except share and per share data)	For The Three Months Ended March 31,		For The Nine Months Ended March 31,
	2016	2015	2016	2015
Revenues	$7,916	$7,659	$23,812	$23,737
Gross profit	$4,379	$4,317	$13,057	$13,881
Operating income	$855	$966	$2,637	$2,906
Income before provision for income taxes	$751	$962	$2,696	$2,897
Net income	$596	$721	$2,164	$2,255
Earnings per share attributed to common stockholders – basic	$0.05	$0.05	$0.17	$0.17
Earnings per share attributed to common stockholders – diluted	$0.05	$0.05	$0.17	$0.17
Weighted average shares outstanding – basic	11,426,207	13,430,568	12,580,137	13,398,748
Weighted average shares outstanding – diluted	11,770,176	13,525,148	12,924,601	13,493,328

Michael Jamieson, MAM Software Group President and Chief Executive Officer commented, “During the quarter we continued the execution of our technology roadmap and strategy, which includes the management of multiple large scale-implementations for our customers. We remain focused on developing this next-generation automotive platform that we expect to leverage across the broader market to drive future new business.”

“Simultaneously, our cloud-based business model continues to resonate with customers and now accounts for 53% of total revenue. Growth in this part of our business is very important as it drives our recurring revenue, which represents the overwhelming majority of our business at 81% of the total,” continued Jamieson. “Organic revenue growth of just over 8% was again offset by a significant foreign currency impact from our U.K. business. Taking everything into account, we are pleased with the progress made during the quarter.”

Third Quarter Highlights:

●	Revenues were $7.9 million versus $7.7 million for the same period last year. On a constant currency basis, revenues were up 8.1% over the same period last year.

●	Recurring revenues were 81% of total revenues compared to 76% of total revenues for the same period last year.

●	Total Software as a Service (SaaS) revenue increased 39% year-over-year and 5% sequentially.

●	Operating income was $855,000, or 10.8% of revenues, versus $966,000, or 12.6% of revenues, for the same period last year.

●	Adjusted EBITDA* was $1.1 million, or 14.1% of revenues, versus $1.2 million, or 16.2% of revenues, for the same period last year.

●	Net income was $596,000 as compared to $721,000 in the same period last year.

Third Quarter Financial Results:

Revenue was $7.9 million for the quarter ended March 31, 2016 versus $7.7 million for the same period last year, an increase of $257,000, or 3.4%.

●	On a constant currency basis, total revenues would have been $8.2 million, or an increase of 8.1% over the same period last year.

●	Recurring revenue for the quarter was $6.4 million, or 81% of total revenue, an increase of $520,000 or 8.9%, over $5.9 million, or 76% of total revenue for the third quarter last year. Sequentially, recurring revenue increased $77,000, or 1.2%, compared to $6.3 million in the fiscal second quarter of 2016. The increase was due to the transition to Software as a Service (SaaS) model.

o	Total Software as a Service (SaaS) revenue for the quarter was $1.8 million, an increase of $498,000, or 38.7%, year-over-year and an increase of $82,000, or 4.8%, sequentially when compared to the fiscal second quarter of 2016. The increase in the SaaS revenue was primarily attributable to a 25.3% increase in Autowork Online (SaaS) revenue for the quarter to $1.1 million, and a 67.2% increase in Autopart Online (SaaS) revenue for the quarter to $690,000.

o	Total Data as a Service (DaaS) revenue for the quarter was $2.4 million, an increase of $36,000, or 1.5%, year over year and a decrease of $17,000, or -0.7%, sequentially when compared to the fiscal second quarter of 2016.

Gross profit for the quarter was $4.4 million, or 55% of total revenue, an increase of $62,000 compared to $4.3 million, or 56% of total revenue, for the same period last year. The decrease in gross profit margin, as a percent of total revenue, was primarily the result of the shift in the business mix to the SaaS model since there are additional APOL infrastructure costs, partly offset by an increase in higher margin special project revenue primarily related to customization work in the U.S.

Operating expenses for the quarter increased by $173,000 to $3.5 million, an increase of 5.2% as compared to the $3.4 million for the same period last year. The increase was primarily the result of higher general and administrative expenses primarily due to costs associated with changes within the accounting and finance organization and expenses from Origin, which was partially offset by a decrease in sales and marketing expenses.

Operating income for the quarter decreased by $111,000, or 12%, to $855,000, as compared to $966,000, for the same period last year.

Other expense for the quarter of $104,000 was the result of increased interest expense on borrowings used to fund a public tender offer completed in the second fiscal quarter of 2016 and compares to $4,000 for the same period last year.

Net income for the quarter decreased by $125,000, or 17%, to $596,000, or $0.05 per basic and diluted share, compared to net income of $721,000, or $0.05 per basic and diluted share, for the same period last year.

Year-to-Date Highlights

●	Total revenue was $23.8 million, an increase of 0.3% compared to $23.7 million in the same period last year. On a constant currency basis, total revenue would have been $24.8 million, or an increase of 5% over the same period last year.

●	Total recurring revenue increased 7.3% to $18.9 million compared to $17.7 million in the same period last year. Recurring revenue was 80% of total revenue compared to 74% in the same period last year.

●	Total Software as a Service (SaaS) revenue increased 41.9% to $5 million compared to $3.5 million in the same period last year.

●	Operating income was $2.6 million, or 11% of revenues, versus $2.9 million, or 12% of revenues, for the same period last year.

●	Adjusted EBITDA* was $3.6 million, or 15.1% of revenues, versus $3.9 million, or 16.4% of revenues, for the same period last year.

●	Net income was $2.2 million as compared to $2.3 million in the same period last year.

Year-to-Date Financial Results:

Revenue was $23.8 million for the nine months ended March 31, 2016 versus $23.7 million for the same period last year, an increase of $75,000 or 0.3%.

●	On a constant currency basis, revenue was up 5% over the same period last year.

●	Recurring revenue for the nine months was $18.9 million, or 80% of total revenue, an increase of $1.2 million, or 7.3%, over $17.7 million, or 74% of total revenue for the same period last year.

o	Total Software as a Service (SaaS) revenue for the nine months was $5 million, an increase of $1.5 million, or 41.9%, year-over-year and an increase of $1.8 million, or 55%, sequentially. The increase in the SaaS revenue was primarily attributable to a 27% increase in Autowork Online (SaaS) revenue for the nine months to $3.1 million, and a 76% increase in Autopart Online (SaaS) revenue for the nine months to $1.9 million.

o	Total Data as a Service (DaaS) revenue for the nine months was $7.3 million, an increase of $92,000, or 1.3%, year over year.

Gross profit for the nine months ended March 31, 2016 was $13.1 million, or 55% of total revenue, a decrease of $0.8 million compared to $13.9 million, or 58% of total revenue, for the same period last year. The decrease in gross profit margins was primarily the result of the shift in the business mix to the SaaS model since there are additional APOL infrastructure costs and an increase in professional service staff to support growth.

Operating expenses for the nine months ended March 31, 2016 decreased by $555,000 to $10.4 million, a decrease of 5%, as compared to the $11.0 million for the same period last year. The decrease was partially the result of lower sales and marketing due to lower headcount in the U.S. and lower commissions and staff incentives in the U.K. The decrease was also partially the result of lower general and administrative expenses due to adjustments to management incentive plan, reductions from realignment of the MAM NA management structure, and strategic goal incentives, partially offset by costs associated with changes within the accounting and finance organization in fiscal 2016 and expenses from Origin.

Operating income for the nine months ended March 31, 2016 decreased by $269,000, or 9.2%, to $2.6 million as compared to $2.9 million for the same period last year.

Other income for the nine months ended March 31, 2016 of $59,000 was the result of a $217,000 gain from the settlement of liabilities with certain vendors which was partially offset by $158,000 of interest expense on borrowings used to fund a tender offer completed in the second fiscal quarter of 2016, and compares to other expense of $9,000 for the same period last year.

Net income for the nine months ended March 31, 2016 decreased by $91,000, or 4%, to $2.2 million, or $0.17 per basic and diluted share, compared to net income of $2.3 million, or $0.17 per basic and diluted share, for the same period last year.

Balance Sheet and Other Financial Highlights

●	The Company finished the quarter with $1.6 million in cash after capital expenditures and capitalized software development costs of $2.1 million and utilizing $4.5 million of cash to fund a portion of the repurchase of 2,000,000 shares of common stock for a total purchase price of $15.0 million in a public tender offering during the second fiscal quarter of 2016.

●	As of March 31, 2016, the Company had $10.0 million of debt outstanding under its $12 million credit facility, which was used to fund a portion of a tender offer completed during the second fiscal quarter of 2016.

●	Stockholders' equity decreased from $18.4 million at June 30, 2015, or 76%, to $4.5 million at March 31, 2016 as a result of the $15 million tender offer completed during the second fiscal quarter of 2016.

●	System backlog was $1.7 million, with more than half of this business expected to be fulfilled during the next six months.

●	As of March 31, 2016, MAM Software had 12.4 million shares of common stock outstanding.

Business Outlook

The Company's expectations for Adjusted EBITDA for fiscal year 2016 remain in the range of $5.0 million to $5.2 million, but the expectations are dependent on certain key assumptions, including closing certain deals in the pipeline and foreign currency exchange rates.

Conference Call Information

The Company has scheduled a conference call for Tuesday, May 17, 2016, at 9:00 a.m. ET to review the results. Investors and interested parties can access the conference call by dialing:

●	Toll-Free: 888-378-0320

●	Toll/International: 719-785-1765

●	U.K. Toll-Free: 0 800 404 7655

A replay will be available until May 31, 2016 by calling 877-870-5176 (United States) or 858-384-5517 (toll/U.K./international). Please use pin number 1114065 for the replay.

A live webcast as well as a replay of the call will be accessible at the investor relations section of the Company's website, www.mamsoftware.com. The replay will be active for 60 days following the conference call.

About MAM Software Group, Inc.

MAM Software is a leading global provider of cloud-based business and on-premise management solutions for the auto parts, tire and vertical distribution industries. The company provides a portfolio of innovative software (SaaS and packaged), data (DaaS), and integration (iPaaS) services that enable businesses to intelligently manage core business processes, control costs and generate new profit opportunities. MAM's integrated platforms provide a wealth of rich functionality including: point-of-sale, inventory, purchasing, reporting, data and e-commerce. Wholesale, retail and installer business across North America, the U.K. and Ireland rely on MAM solutions, backed by dedicated teams of experienced service and support professionals. For further information, please visit http://www.mamsoftware.com.

*Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted to exclude non-cash equity compensation, and other special non-recurring charges. A reconciliation of adjusted EBITDA to net income (loss) can be found at the end of the following tables. Adjusted EBITDA is commonly used by management and investors as an indicator of operating performance and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP and it should not be considered as an alternative to net income (loss), or other financial statement data presented in accordance with GAAP in our consolidated financial statements.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

MAM Software

Brian H. Callahan

Chief Financial Officer

610-336-9045 ext. 240

Hayden IR

James Carbonara

Regional Vice President

james@haydenir.com

646-755-7412

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31, 2016	June 30, 2015
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,592	$6,793
Accounts receivable, net of allowance of $313 and $221, respectively	3,976	4,243
Inventories	231	185
Prepaid expenses and other current assets	1,186	1,722
Total Current Assets	6,985	12,943

Property and Equipment, Net	523	732

Other Assets
Goodwill	8,808	9,202
Amortizable intangible assets, net	866	-
Software development costs, net	4,693	3,010
Other long-term assets	170	34
TOTAL ASSETS	$22,045	$25,921

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,633	$1,978
Accrued expenses and other current liabilities	2,151	2,624
Payroll and other taxes	901	747
Current portion of long-term debt	1,900	-
Current portion of deferred revenue	890	719
Sales tax payable	869	850
Income tax payable	307	356
Total Current Liabilities	8,651	7,274

Long-Term Liabilities
Deferred revenue, net of current portion	35	52
Deferred income taxes	217	58
Long-term debt, net of current portion	8,124	-
Other long-term liabilities	492	140
Total Liabilities	17,519	7,524

Commitments and Contingencies
Stockholders' Equity
Preferred stock: Par value $0.0001 per share; 2,000,000 shares authorized, none issued and outstanding	-	-
Common stock: Par value $0.0001 per share; 18,000,000 shares authorized, 13,236,829 shares issued and 12,447,041 shares outstanding at March 31, 2016, and 15,027,057 shares issued and 14,266,964 shares outstanding at June 30, 2015	1	2
Additional paid-in capital	16,381	31,186
Accumulated other comprehensive loss	(2,309)	(1,241)
Accumulated deficit	(7,173)	(9,337)
Treasury stock at cost, 789,788 shares at March 31, 2016, and 760,093 shares at June 30, 2015	(2,374)	(2,213)
Total Stockholders' Equity	4,526	18,397
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$22,045	$25,921

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
Revenues, net	$7,916	$7,659	$23,812	$23,737
Cost of revenues	3,537	3,342	10,755	9,856
Gross profit	4,379	4,317	13,057	13,881

Operating expenses
Research and development	1,005	973	2,819	2,854
Sales and marketing	905	1,003	3,016	3,318
General and administrative	1,436	1,255	4,071	4,325
Depreciation and amortization	178	120	514	478
Total operating expenses	3,524	3,351	10,420	10,975

Operating income	855	966	2,637	2,906

Other income (expense):
Interest expense, net	(104)	(4)	(158)	(9)
Gain on settlement of liabilities	-	-	217	-
Total other income (expense), net	(104)	(4)	59	(9)

Income before provision for income taxes	751	962	2,696	2,897
Provision for income taxes	155	241	532	642
Net income	$596	$721	$2,164	$2,255

Earnings per share attributed to common stockholders:
Basic	$0.05	$0.05	$0.17	$0.17
Diluted	$0.05	$0.05	$0.17	$0.17
Weighted average shares outstanding:
Basic	11,426,207	13,430,568	12,580,137	13,398,748
Diluted	11,770,176	13,525,148	12,924,601	13,493,328

Net income	$596	$721	$2,164	$2,255
Foreign currency translation loss	(252)	(673)	(1,068)	(1,926)
Total comprehensive income	$344	$48	$1,096	$329

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Nine Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income	$2,164	$2,255
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	203	119
Depreciation and amortization	514	478
Amortization of debt issuance costs	19	-
Stock-based compensation	225	503
Deferred income taxes	(18)	(21)
Changes in assets and liabilities:
Accounts receivable	48	(502)
Inventories	(64)	(194)
Prepaid expenses and other assets	431	(337)
Accounts payable	(256)	(117)
Payroll and other taxes payable	174	(227)
Deferred revenue	137	22
Accrued expenses and other liabilities	(585)	(652)
Sales tax payable	60	(62)
Net cash provided by operating activities	3,052	1,265

Cash flows from investing activities:
Purchase of property and equipment	(71)	(292)
Business acquisition, net of cash acquired	(453)	-
Capitalized software development costs	(2,009)	(1,227)
Net cash used in investing activities	(2,533)	(1,519)

Cash flows from financing activities:
Repurchase of common stock for treasury	(161)	(232)
Repurchase of common stock	(15,000)	-
Payment of fees for acquisition of debt	(123)	-
Payment of fees for repurchase of common stock	(118)	-
Proceeds from long-term debt	10,500	-
Repayment of long-term debt	(476)	-
Net cash used in financing activities	(5,378)	(232)

Effect of exchange rate changes	(342)	(967)

Net change in cash and cash equivalents	(5,201)	(1,453)

Cash and cash equivalents, beginning of period	6,793	7,008
Cash and cash equivalents, end of period	$1,592	$5,555

MAM SOFTWARE GROUP, INC.

Calculation of Adjusted Earnings before Interest,
Taxes, Depreciation, and Amortization (Non-GAAP)

(Unaudited)
 (in thousands)

	For the Three		For the Nine		For the Trailing Twelve
	Months Ended March 31,		Months Ended March 31,		Months Ended March 31,
	2016	2015	2016	2015	2016

Net Income (GAAP)	$596	$721	$2,164	$2,255	$2,915
Interest expense, net	104	4	158	9	162
Provision for income taxes	155	241	532	642	711
Depreciation and amortization	178	120	514	478	635
Non-cash stock compensation	83	154	225	503	283
Adjusted EBITDA (Non-GAAP)	$1,116	$1,240	$3,593	$3,887	$4,706